EXHIBIT 99.1

PROXY	TCSB BANCORP, INC.	PROXY
333 West Grandview Parkway Traverse City, MI 49684

The undersigned shareholder(s) hereby appoint(s) Constance A. Deneweth and Ann M. Bollinger, or either of them, as proxies, each with power to appoint her substitute, and hereby authorize(s) each and any of them to represent and to vote all the shares of common stock of TCSB Bancorp, Inc., a Michigan corporation (“TCSB”), held of record by each undersigned shareholder as of [●], 2018, at the special meeting of the TCSB shareholders to be held on [●], 2018, or any adjournment of that meeting:

1.	Proposal to approve the Agreement and Plan of Merger, dated as of December 4, 2017, by and between TCSB and Independent Bank Corporation.

FOR PROPOSAL 1               AGAINST PROPOSAL 1              ABSTAIN PROPOSAL 1

Your board of directors recommends that you vote FOR Proposal 1.

2.
Proposal to approve the adjournment of the TCSB special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve Proposal 1 listed above.

FOR PROPOSAL 2               AGAINST PROPOSAL 2              ABSTAIN PROPOSAL 2

Your board of directors recommends that you vote FOR Proposal 2.

This proxy is solicited by the board of directors. If properly executed, this proxy will be voted by your proxies named above in the manner you directed above. If no direction is made, this proxy will be voted for Proposals 1 and 2 and in the discretion of the proxies on any other matter that may come before the meeting.

Sign this proxy in the same way that your stock is registered with TCSB (as shown printed below). Joint tenants should each sign this proxy. Attorneys, personal representatives, executors, administrators, trustees, guardians, and other representatives should indicate their representative capacity. Corporate officers should indicate their title and the corporation’s full name. Partners should indicate their capacity and the partnership’s full name.

Dated: ______________, 2018
Signature (same as shown on stock certificate or address label)

Representative capacity, if any

If shares are held jointly, joint tenant’s signature

Representative capacity, if any

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY
USING THE ENCLOSED ENVELOPE.